UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2011

THE PANTRY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2011, The Pantry, Inc. (the “Company”) entered into a Second Amendment to Master Conversion Agreement (the “Amendment”) with Marathon Petroleum Company LLC (“Marathon”).  The Amendment amends terms and conditions of the Master Conversion Agreement dated July 26, 2010, as amended by the First Amendment to Master Conversion Agreement dated February 14, 2011 (collectively the “Agreement”).  The effective date of the Amendment is October 1, 2011.

Subject to the terms and conditions set forth in the Agreement as amended, the Amendment:

•
Provides for fuel supply at 70 additional sites for the balance of the Marathon Agreement. The price at which the Company is required to purchase the gasoline and distillate attributable to these additional sites is specified in the Amendment and is based upon Marathon’s branded jobber terminal price per gallon.

•	Allows the volume from the additional sites to count towards the Company’s minimum volume requirement under the Agreement.

•	Provides that the Company will rebrand 44 of the additional sites to the Kangaroo Express/Marathon® joint image by December 31, 2011.

Except as expressly provided in the Amendment, all terms and conditions of the Agreement remain in full force and effect.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2011, Terrance M. Marks, Chief Executive Officer and Director of the Company informed the Company’s Board of Directors of his intention to resign.

A copy of the press release announcing Mr. Marks’ intention to resign is attached hereto as Exhibit 99.2.

Item 7.01	Regulation FD Disclosure.

The Company has updated its investor presentation, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.  A copy of the attached investor presentation can also be found in the “Investors” section of the Company’s website (www.thepantry.com).  The Company uses this presentation in making presentations to analysts, potential investors, and other interested parties.

The investor presentation includes references to “Adjusted EBITDA,” which is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).  Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Historically, the Company has included in Adjusted EBITDA lease payments it makes under lease finance obligations as a reduction to EBITDA.  The Company is no longer adjusting EBITDA for payments made for lease finance obligations in order to provide a measure that management believes is more comparable to similarly titled measures used by other companies. Adjusted EBITDA is not a measure of operating performance or liquidity under GAAP and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt.  Management also uses Adjusted EBITDA to review the performance of the Company’s business directly resulting from its retail operations and for budgeting and field operations compensation targets.

Any measure that excludes interest expense, loss on extinguishment of debt, depreciation and amortization, impairment charges or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of its operations.  Due to these limitations, the Company uses Adjusted EBITDA only in addition to and in conjunction with results presented in accordance with GAAP.  The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of remaining assets.  The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies.  It therefore may not be possible to compare the Company’s use of Adjusted EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in Item 7.01 of this report, including the investor presentation attached hereto as Exhibit 99.1, is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  Furthermore, such information shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Investor Presentation
99.2	Press release dated August 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Mark R. Bierley
Mark R. Bierley Senior Vice President and Chief Financial Officer

Date: August 22, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Investor Presentation
99.2	Press release dated August 22, 2011